Exhibit 99.1

Genasys Inc. Reports Fiscal Second Quarter 2025 Financial Results

Entering Implementation Phase in Puerto Rico Dams Project

Initial AHD-CROWS Production Order Expected in Fiscal 2025

SAN DIEGO, CA – May 13, 2025 – Genasys Inc. (NASDAQ: GNSS), the leader in Protective Communications, today announced financial results for the Company’s fiscal second quarter ended March 31, 2025.

Richard S. Danforth, Chief Executive Officer of Genasys, Inc., commented, “The second half of fiscal 2025 is on track to see significant operational acceleration from the first six months. Planning and production of materials for the first three groups in Puerto Rico is in full swing with initial implementation on the island already underway. For the full year, our revenue expectations for significant growth in the second half of fiscal 2025, particularly in the fourth quarter, remain strong.”

Continuing, Mr. Danforth said, “The deposit on the third group of dams, which was discussed on last quarter’s conference call has not yet been received. Absent the third deposit, which is expected shortly, the company sought and secured additional bridge capital of $4 million from our existing lender to maintain momentum towards delivery on its backlog.”

Fiscal 2Q 2025 Financial Summary

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Revenue of $6.9 million, versus $5.7 million in 2Q 2024
•
GAAP operating loss of ($6.3) million, versus ($6.9) million in 2Q 2024
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GAAP net loss of ($6.1) million versus ($7.0) million in 2Q 2024. GAAP net loss per share ($0.14) versus ($0.16) in 2Q 2024
•
Adjusted EBITDA of ($5.1) million, versus ($5.7) million in 2Q 2024

Business Highlights

•
Generated first revenues from Puerto Rico dams project in fiscal 2Q 2025
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Dennis Klahn, CFO of Genasys, Inc. announced his intention to retire.
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Amended 2024 loan agreement to secure bridge financing of $4 million, with access to additional $4 million.
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Announced $2.5 million in LRAD bookings with US Military.
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Received $1.0 million in LRAD orders for Critical Infrastructure Protection (CIP) from the energy sector

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Announced partnership with FloodMapp, extending the functionality of Genasys EVAC customers to better plan for and respond to flood events.

Business Outlook

Genasys has begun the implementation phase of the Puerto Rico Early Warning System project, and we have a final understanding of how revenue recognition over the course of the project is going to be recorded. Planning, design, permitting and material procurement is underway for the first three groups of dams. As expected, initial revenues were recorded in the fiscal second quarter for the delivery and installation of a large generator. In the June quarter, we expect to record limited revenues from material being shipped to the island. Importantly, hardware shipment revenues will be recorded at cost. Installations will then enable profits on the material to be realized on a Percent Of Completion (POC) basis for the labor associated towards completion of each dam. Because of this accounting treatment, gross profit margins on the project will be initially suppressed, before eventually reflecting the profitability of each dam’s value upon completion.

Based on the current production and delivery schedules, and installation timelines, Genasys now expects to realize between $15 million and $20 million in Puerto Rico related revenue in fiscal 2025. While revenue recognition is different than we initially expected, the operational implementation and expected cash flows are no different than our original assessment

Despite funding uncertainty at the federal level, hardware Bookings continue to improve year over year with bookings through March up 48% versus the prior year period. Our current hardware backlog, excluding the Puerto Rico project, is over $12 million. Additionally, we expect to receive the first production purchase order under the AHD-CROWS program in the second half of fiscal 2025.

Software bookings slowed in the March quarter. Though the software pipeline is up over 100% since the beginning of this fiscal year, current uncertainty at the federal level has begun to affect State and local level procurements.

Operating Expenses in the second quarter were down roughly 3% both sequentially and year over year. Going forward, we expect quarterly operating expenses to remain near the second fiscal quarter 2025 levels.

The bridge financing and access to additional capital that we are announcing today is expected to provide Genasys the necessary capital to move through the Puerto Rico implementation and to begin profit realization on the project. Additionally, substantial contracts for both hardware and software are being negotiated that are expected to provide further support of the overall business prospects beyond fiscal 2025.

Fiscal 2Q 2025 Financial Review

Fiscal second quarter revenue was $6.9 million, a 21% increase from $5.7 million in the prior year's fiscal second quarter. Software revenue increased 29% while hardware revenue increased 17%, compared with the fiscal 2024 second quarter. Within software, quarterly recurring revenue increased 28% year over year and ARR finished the quarter at $8.6 million.

Gross profit margin was 37.7%, compared with 37.9% in the second quarter of fiscal 2024. The depressed gross margin is primarily attributable to the underutilization of hardware revenue as well as cost increases associated with the unprecedented volume of activity on our software systems during the January fires in Los Angeles.

Operating expenses of $8.9 million decreased from $9.2 million in the fiscal second quarter of 2024. Selling, general and administrative expenses were essentially flat year over year at $6.6 million in the quarter ended March 31, 2025. Research and development expenses decreased 12% year over year to $2.2 million.

GAAP net loss in the quarter was ($6.1) million, or ($0.14) per share, compared with a GAAP net loss of ($6.9) million, or ($0.16) per share, in the second quarter of fiscal 2024.

Excluding other income and expense, net income tax expense (benefit), depreciation, stock-based compensation and amortization of intangibles, Adjusted EBITDA was ($5.1) million for the second quarter of fiscal 2025, compared with ($5.7) million for the prior fiscal year period.

Cash, cash equivalents and marketable securities totaled $7.2 million as of March 31, 2025 compared with $13.1 million as of September 30, 2024.

We include in this press release the non-GAAP operational metrics of adjusted EBITDA, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net loss before other income and expense, net, income tax expense (benefit), depreciation and amortization expense and stock-based compensation. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense and stock-based compensation. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis.

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the second quarter of fiscal year 2025 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link: https://app.webinar.net/w8nZ32YLgMY

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the investors page of the Company’s website.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications. Incorporating the most comprehensive portfolio of preparedness, response, and analytics software and systems, as well as the Company’s Long Range Acoustic Devices® (LRAD®) the Genasys Protect platform is designed around one premise: ensuring organizations and public safety agencies are “Ready when it matters™.” Protecting people and saving lives for over 40 years, Genasys covers more than 155 million people in all 50 states and in over 100 countries worldwide. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of geopolitical conflicts and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2024. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Brian Alger, CFA

SVP, IR and Corporate Development

ir@genasys.com

(858) 676-0582

Genasys Inc.

Consolidated Balance Sheets

(Unaudited - in thousands)

	March 31, 2025	September 30, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,667	$4,945
Short-term marketable securities	1,409	7,945
Restricted cash	95	95
Accounts receivable, net	3,623	3,283
Inventories, net	8,675	7,313
Prepaid expenses and other	3,951	2,559
Total current assets	23,420	26,140
Long-term marketable securities	130	249
Long-term restricted cash	585	250
Property and equipment, net	1,279	1,291
Goodwill	13,257	13,329
Intangible assets, net	7,301	8,506
Operating lease right of use assets, net	2,721	3,110
Other assets	1,028	1,061
Total assets	$49,721	$53,936

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,173	$4,034
Accrued liabilities	17,401	9,030
Operating lease liabilities, current portion	1,047	1,021
Total current liabilities	22,621	14,085

Notes payable, at fair value	12,810	12,010
Warrant liability	3,220	6,640
Long-term deferred revenue	287	369
Operating lease liabilities, noncurrent	2,727	3,269
Total liabilities	41,665	36,373

Total stockholders' equity	8,056	17,563
Total liabilities and stockholders' equity	$49,721	$53,936

Genasys Inc.

Consolidated Statements of Operations

(Unaudited - in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$6,932	$5,739	$13,872	$10,100
Cost of revenues	4,322	3,562	8,084	6,444
Gross profit	2,610	2,177	5,788	3,656
	37.7%	37.9%	41.7%	36.2%
Operating expenses
Selling, general and administrative	6,648	6,640	13,482	13,158
Research and development	2,217	2,531	4,502	4,722
Total operating expenses	8,865	9,171	17,984	17,880

Loss from operations	(6,255)	(6,994)	(12,196)	(14,224)
Other income, net	187	51	2,050	128
Loss before income taxes	(6,068)	(6,943)	(10,146)	(14,096)
Income tax (expense) benefit	71	(5)	71	(434)
Net loss	$(6,139)	$(6,938)	$(10,217)	$(13,662)

Net loss per common share - basic and diluted	$(0.14)	$(0.16)	$(0.23)	$(0.31)
Weighted average common shares outstanding - basic and diluted	45,002	44,248	44,957	44,027

Reconciliation of GAAP measures to non-GAAP measures

Net loss	$(6,139)	$(6,938)	$(10,217)	$(13,662)
Other income, net	(187)	(51)	(2,050)	(128)
Income tax expense (benefit)	71	(5)	71	(434)
Depreciation and amortization	692	731	1,428	1,460
Stock based compensation	414	524	805	970
Adjusted EBITDA	$(5,149)	$(5,739)	$(9,963)	$(11,794)